As filed with the Securities and Exchange Commission on October 16, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLD DOMINION ELECTRIC COOPERATIVE
(Exact name of Registrant as specified in its charter)

Virginia	23-7048405
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

*    *    *

Innsbrook Corporate Center
4201 Dominion Boulevard
Glen Allen, Virginia 23060
Telephone (804) 747-0592
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)
Daniel M. Walker
Innsbrook Corporate Center
4201 Dominion Boulevard
Glen Allen, Virginia 23060
Telephone (804) 747-0592
(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)
Copies to:
Carl F. Lyon, Jr.	Richard W. Gregory	Cada T. Kilgore, III
Orrick, Herrington & Sutcliffe LLP	LeClair Ryan	Sutherland Asbill & Brennan LLP
666 Fifth Avenue	4201 Dominion Boulevard	999 Peachtree Street, N.E.
New York, NY 10103	Glen Allen, VA 23060	Atlanta, GA 30309
(212) 506-5000	(804) 968-2987	(404) 853-8000
Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum aggregate offering price(1)	Amount of Registration Fee

Debt securities	$720,000,000	$720,000,000	$66,240

(1)	Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2002

PROSPECTUS

$720,000,000
Old Dominion Electric Cooperative
Debt Securities

We may from time to time sell at one or more times up to an aggregate of $720 million of debt securities. The debt securities may consist of bonds, notes, and other obligations. We will describe the specific terms of each series of debt securities that we offer in supplements to this prospectus. Neither you nor we may use this prospectus to carry out sales of debt securities unless it is accompanied by a prospectus supplement, which will be made available at the time of each offering of debt securities.

You should carefully read this prospectus, any prospectus supplement to this prospectus and all information incorporated by reference in either document before you invest in the debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2002

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $720,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where To Find More Information About Old Dominion Electric Cooperative” before you invest in the debt securities.

OLD DOMINION ELECTRIC COOPERATIVE

We were formed in 1948 as a not-for-profit power supply cooperative. We provide wholesale electric services to our members on a cost-effective basis. Our members include twelve customer-owned electric distribution cooperatives that sell electric services to retail customers in portions of Virginia, Maryland, Delaware and West Virginia. In 2001, these members provided retail electric service to more than 449,000 electric customers (meters) representing approximately 1.1 million people. We also sell power to another member, TEC Trading, Inc., which is owned by our member distribution cooperatives.

Our principal office is located at 4201 Dominion Boulevard, Glen Allen, Virginia 23060. Our telephone number is (804) 747-0592.

WHERE TO FIND MORE INFORMATION ABOUT
OLD DOMINION ELECTRIC COOPERATIVE

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file with the SEC at the SEC’s public reference room at 450 West Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You also may access our SEC filings on the SEC’s website at http://www.sec.gov.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information in documents we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC automatically will update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities we are offering:

•	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2001;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Our Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 2002; and

•	Our Current Report on Form 8-K dated October 9, 2002.

You may request a free copy of any of these filings (not including exhibits to the information that is incorporated by reference unless those exhibits are specifically incorporated by reference into the information that this prospectus incorporates by reference) by writing or telephoning us at:

Old Dominion Electric Cooperative
4201 Dominion Boulevard
Glen Allen, Virginia 23060
Attn: Assistant Vice President and Controller
Telephone: (804) 747-0592

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any information incorporated by reference in either document is accurate as of any date other than the date of that information.

USE OF PROCEEDS

Unless we indicate otherwise in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from the sale of the debt securities for general corporate purposes. These purposes may include the repayment or refinancing of long-term or short-term indebtedness, capital expenditures and working capital. The net proceeds may be invested temporarily until they are used for their intended purposes.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This prospectus, a prospectus supplement accompanying this prospectus and information incorporated by reference in either document may contain forward-looking statements regarding matters that could have an impact on our business, financial condition and future operations. These statements, based on our expectations and estimates, are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual events or results to differ materially from those expressed in the forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, general business conditions, increased competition in the electric utility industry, changes in our tax status, demand for power, federal and state legislative and regulatory actions and legal and administrative proceedings, and unanticipated changes in operating expenses and capital expenditures. Any forward-looking statement speaks only as of the date on which the statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made even if new information becomes available or other events occur in the future.

FINANCIAL RATIOS

Our earnings to fixed charges ratio, margins for interest ratio and equity ratio are set forth below for the periods indicated. We establish the rates we charge our member distribution cooperatives to achieve a margins for interest ratio at least equal to the ratio required in our Indenture of Mortgage and Deed of Trust, dated May 1, 1992, as supplemented and amended (the “Existing Indenture”). See “DESCRIPTION OF THE DEBT SECURITIES—Rate Covenant.” We do not take the ratio of earnings to fixed charges or the equity ratio into account in setting our rates. Our ratio of earnings to fixed charges and our equity ratio are less than that of many investor-owned utilities because we operate on a not-for-profit basis and establish rates to collect sufficient revenue to recover our cost of service and produce margins sufficient to meet financial coverage requirements and accumulate additional equity required by our board of directors.

	Six Months Ended June 30, 2002	Year Ended December 31,
		2001	2000	1999	1998	1997
Margins for interest ratio	1.20	1.20	1.20	1.20	1.20	1.20
Ratio of earnings to fixed charges	1.00	1.14	1.16	1.16	1.17	1.17
Equity ratio	26.9%	26.5%	33.3%	29.8%	26.1%	24.6%

We calculate the margins for interest ratio by dividing our margins for interest by our interest charges. See “DESCRIPTION OF THE DEBT SECURITIES—Rate Covenant” for a description of calculation of margins for interest and interest charges under our Existing Indenture.

We calculate the ratio of earnings to fixed charges by dividing our earnings (net margins plus fixed charges reduced by interest capitalized during the period) by our fixed charges. Our fixed charges consist of all of our interest costs, whether expensed or capitalized, amortization of debt issue costs and discount or premium related to our indebtedness, and the interest portion of our rent expense.

Our equity ratio equals our patronage capital divided by the sum of our long-term indebtedness and patronage capital. Patronage capital consists of our aggregate net margins that we have not distributed to our members.

DESCRIPTION OF THE DEBT SECURITIES

We may issue series of debt securities in the form of bonds under the Existing Indenture. SunTrust Bank, as successor to Crestar Bank, currently acts as trustee under the Existing Indenture. In 2001, we entered into a supplemental indenture to the Existing Indenture which, when some provisions of it become effective, will amend several provisions of the Existing Indenture. These provisions of the 2001 supplemental indenture will become effective when a majority of the holders of obligations outstanding under the Existing Indenture consent to the amendments (the “Amendment Date”). As of the date of this prospectus, we have received consents constituting approximately 32.0% in aggregate principal amount of the outstanding obligations under the Existing Indenture. In this prospectus, the Existing Indenture as amended by the amendments in the 2001 supplemental indenture on the Amendment Date is referred to as the “Amended Indenture.”

In 2001, we also entered into an Amended and Restated Indenture which, when it becomes effective, will amend and restate the Existing Indenture or the Amended Indenture, as the case may be (the “Restated Indenture”). The Restated Indenture, pursuant to which we may issue various series of debt securities in the form of bonds, notes, and other obligations (other than subordinated debt), will become effective when all obligations under the Existing Indenture issued prior to September 1, 2001 cease to be outstanding or when the holders of those obligations consent to the release of the lien of the Existing Indenture or the Amended Indenture, as the case may be, and the effectiveness of the Restated Indenture (the “Release Date”). We do not expect the Release Date to occur before the Amendment Date. If it does, the Amended Indenture will not become effective because the Restated Indenture includes all of the amendments incorporated into the Amended Indenture. After the Release Date, the debt securities will be unsecured general obligations, ranking equally and ratably with our other unsecured and unsubordinated obligations, subject to some exceptions. See “Security for Payment of the Obligations Prior to Release Date; Conversion to Unsecured Obligations on Release Date” below.

When we refer to the “Indenture” in this prospectus, we mean the Existing Indenture, the Amended Indenture or the Restated Indenture, whichever is in effect. Obligations of all series which have been or may be issued under the Indenture, including those issued pursuant to this prospectus or any related prospectus supplement may be referred to as “Obligations.”

The following summary of some of the provisions of the Indenture do not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of terms. Some defined terms in the Indenture are used in this summary without capitalization; those terms have the meanings given to them in the Indenture. The Existing Indenture and the 2001 supplemental indenture containing (1) the amendments set forth in the Amended Indenture and (2) the Restated Indenture, are filed with the Securities and Exchange Commission. See “WHERE TO FIND MORE INFORMATION ABOUT OLD DOMINION ELECTRIC COOPERATIVE” for information on how to obtain a copy. You may also obtain a copy of the Existing Indenture, the 2001 supplemental indenture or the Restated Indenture from the trustee or from us.

Specific Terms of Each Series

Each time that we offer a series of debt securities related to this prospectus, we will specify the particular amount, price and other terms of those debt securities in a prospectus supplement. These terms may include:

•	the title of the series of debt securities and whether they will be issued pursuant to the Existing Indenture, the Amended Indenture or the Restated Indenture;

•	the date or dates on which the principal of and premium, if any, on the series of debt securities will be payable;

•	the interest rate or rates on the series of debt securities and the date from which that interest will accrue;

•	the dates on which we will pay interest on the series of debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where principal of and premium, if any, and interest on the series of debt securities will be payable;

•	any redemption dates, prices, obligations and restrictions on the series of debt securities;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of debt securities;

•	the denominations in which the series of debt securities will be issued;

•	the portion of the principal amount of the series of debt securities that is payable on the declaration of acceleration of the maturity;

•	the applicable overdue rate if other than the interest rate stated in the title of the series of debt securities;

•	any modifications of or additions to the events of default in the Indenture for the series;

•
if the amount of principal of and premium or interest on any series of debt securities may be determined by reference to an index based on either a currency other than that in which that series of debt securities are payable or any other method specifying the manner in which these amounts will be determined;

•
whether and to what extent any other means of satisfaction and discharge, which is sometimes referred to as “defeasance” will be applicable to the series of debt securities other than as described below under “Defeasance”;

•	if the series of debt securities are to be issued in the form of one or more securities and, if so, the identity of the depository or depositaries of the debt security;

•	if the series of debt securities are to be insured; and

•	any other specific terms of the series of debt securities.

General

Until the Release Date, the debt securities will be secured by a first lien on substantially all of our tangible and some of our intangible properties equally and ratably with all other Obligations issued under the Existing Indenture or the Amended Indenture. On the Release Date, the debt securities will become unsecured general obligations, ranking equally and ratably with all of our other unsecured and unsubordinated obligations, subject to some exceptions described below.

If interest on the debt securities is not punctually paid or duly provided for, we may pay that amount instead to each registered holder of the debt securities on a special record date not more than 15 nor less than 10 days prior to the date of the proposed payment. We will pay principal of, and premium (if any) and interest on the debt securities to the registered holder. If the debt securities are held in book-entry form, we will pay interest to the depository. In addition, if the debt securities are held in book-entry form, transfer of interests in the debt securities will be effected through the depository.

Under the Existing Indenture, we use accounting requirements in effect on the date of determination or computation. Under the Amended Indenture or the Restated Indenture, for purposes of determinations or computations relating to the Obligations, we will use accounting requirements as are in use in the United States at the time of the determination of any computation required or permitted under the Amended Indenture or the
Restated Indenture, or, at our option, those requirements or determinations in use on the date of the Amended Indenture or the Restated Indenture.

Rate Covenant

Until the first to occur of the Amendment Date or the Release Date, subject to any necessary approval or determination of any regulatory or judicial authority with jurisdiction over our rates (which include rents, charges, fees and other compensation), the Existing Indenture requires us to establish and collect rates for the use or the sale of the output, capacity or service of our electric generation, transmission and distribution system which are reasonably expected to yield margins for interest for the 12-month period commencing with the effective date of the rates equal to at least 1.20 times total interest charges during that 12-month period. The Existing Indenture requires the rates to produce moneys sufficient to enable us to comply with all covenants under the Existing Indenture.

Margins for interest under the Existing Indenture equal the total of net margins plus total interest charges and income tax accruals for the applicable period less:

•
the amount, if any, by which non-operating margins (other than interest earnings on investments held by the trustee or on investments held by any trustee for the purpose of decommissioning or dismantling any of our assets) included in our net margins exceeds 60% of net margins for that period; and

•	the net earnings or losses of property with a fair value in excess of $25,000 released from the lien of the Existing Indenture during that period or thereafter.

If we acquire any property during the period for which margins for interest is being calculated, or we will acquire with the proceeds of the Obligations being issued any property which was, during the 6-month period prior to our acquisition, if any, used in a business similar to ours, then, the computation of margins for interest will include the net operating earnings or net operating losses of that property for the entire 12-month period. The calculation of margins for interest also will be adjusted if an independent engineer of favorable national repute determines that efficiencies, inefficiencies or other effects likely to result from the acquisition are significant enough to render the historical performance of the separate properties an inaccurate indicator of the future performance of the combined properties. This additional adjustment will take into account the efficiencies, inefficiencies or other effects to the extent determined by the independent engineer. Under the Existing Indenture, in calculating margins for interest, we factor in any item of net margin, loss, income, gain, earnings or profits of any of our subsidiaries, regardless if we have received those net margins or gains as a dividend or other distribution from the subsidiary or if we have made payment with respect to the losses or expenses.

Interest charges under the Existing Indenture equal our total interest charges (whether capitalized or expensed) on (1) all Obligations under the Existing Indenture, (2) indebtedness secured by a lien equal or prior to the lien of the Existing Indenture, and (3) obligations secured by liens created or assumed in connection with a tax-exempt financing for the acquisition or construction of property used by us, in each case including amortization of debt discount and expense or premium.

Promptly upon any material change in the circumstances which were contemplated at the time the rates were most recently reviewed, but not less than once every 12 months, we will review the rates and, subject to any necessary regulatory approval, promptly establish or revise the rates as necessary to obtain the required margins for interest and produce moneys sufficient to enable us to comply with our other covenants under the Indenture. Our failure to actually achieve a 1.20 margins for interest ratio will not itself constitute an event of default under the Existing Indenture. A failure to establish rates reasonably expected to achieve a 1.20 margins for interest ratio, will be an event of default if that failure continues for 45 days after we receive notice of the failure from either the trustee or the holders of 10% of the Obligations outstanding, unless the failure results from our inability to obtain regulatory approval.

The Existing Indenture prohibits us from furnishing or supplying any use, output, capacity or service of our system with respect to which a charge is regularly or customarily made, free of charge to any person or entity. In addition, we must use commercially reasonable efforts prior to the earlier of the Amendment Date or the Release Date to enforce the payment of all moneys that are owed to us.

After the earlier of the Amendment Date or the Release Date, the Amended Indenture or the Restated Indenture will require us, subject to any necessary approval or determination of any regulatory or judicial authority with jurisdiction, to establish and collect rates reasonably expected to yield margins for interest for each fiscal year equal to 1.10 times total interest charges for the fiscal year. The Amended Indenture and the Restated Indenture require these amounts, together with other moneys available to us, to provide moneys sufficient for us to remain in compliance with the Amended Indenture or the Restated Indenture. Interest charges under the Amended Indenture are calculated in the same manner as under the Existing Indenture with the exclusion of capitalized interest. Interest charges under the Restated Indenture equal interest charges (other than capitalized interest) on all Obligations under the Indenture and all of our other obligations (other than subordinated indebtedness) to repay borrowed money or the deferred purchase price of property or services, including amortization of debt discount and premium on issuance, but excluding the interest charges on indebtedness attributed to any capitalized lease or similar agreement. After the earlier of the Amendment Date or the Release Date, margins for interest will equal the sum of:

•	our net margins;

•	plus revenues that are subject to refund at a later date which were deducted in the determination of net margins;

•	plus non-recurring charges that may have been deducted in determining net margins;

•	plus total interest charges (calculated as described above); and

•	plus income tax accruals imposed on income after deduction of total interest for the applicable period.

In calculating margins for interest under the Amended Indenture and the Restated Indenture, we factor in any item of net margin, loss, income, gain, earnings or profits of any of our affiliates or subsidiaries, only if we have received those amounts as a dividend or other distribution from the affiliate or subsidiary or if we have made a contribution to, or payment under a guarantee or like agreement for an obligation of, the affiliate or subsidiary. Any amounts that we are required to refund in subsequent years do not reduce margins for interest as calculated under the Amended Indenture or the Restated Indenture for the year the refund is paid. As under the Existing Indenture, the failure to achieve the margins for interest ratio will not itself result in an event of default. We must, however, review our rates at least annually and promptly revise them to comply with the margins for interest covenant subject to any necessary regulatory approvals. A failure to establish rates reasonably expected to achieve a 1.10 margins for interest ratio will be an event of default under the Amended Indenture and the Restated Indenture if that failure continues for 45 days after we receive notice of this failure from either the trustee or the holders of 10% of the Obligations outstanding, unless this failure results from our inability to obtain regulatory approval to revise our rates.

Security for Payment of the Obligations Prior to Release Date; Conversion to Unsecured Obligations on Release Date

Until the Release Date, the debt securities will be secured equally and ratably with all other Obligations issued under the Existing Indenture or the Amended Indenture by a first lien on substantially all of our tangible and some of our intangible properties, including our generation, transmission and distribution properties and some of our contracts relating to the purchase, sale or transmission of electricity of three years or more in duration or to the ownership, operation or maintenance of electric generation, transmission or distribution facilities, excluding excepted property.

Excepted property as defined in the Existing Indenture or the Amended Indenture includes among other things:

•	cash on hand or in banks (other than moneys deposited with the trustee under the terms of the Existing Indenture or the Amended Indenture);

•	contracts and contract rights not specifically subject to the lien of the Existing Indenture or the Amended Indenture;

•	instruments and specified securities (other than those required to be deposited with the trustee);

•	patents and trademarks;

•	the right to bring an action or enforce a judgment;

•	transportation equipment (including vehicles, vessels and barges);

•	office furniture, equipment and supplies and data processing, accounting and other computer equipment, software and supplies and leases for office purposes;

•	other leases for an original term of less than five years;

•	specified nonassignable permits and licenses;

•	timber, oil, gas, coal, ore and other minerals and all electric energy generated; and

•	our interest in other property in which a security interest cannot legally be perfected.

Our title to the mortgaged property and the lien of the Existing Indenture or the Amended Indenture are subject to permitted encumbrances, which may include, among other things, identified restrictions, exceptions, reservations, conditions and limitations existing on the mortgaged property on the date the Existing Indenture was recorded; reservations in U.S. patents; non-delinquent or contested tax, mechanics’, materialmen’s or contractors’ liens; local improvement district assessments; leases for a term of not more than two years; specified easements; the undivided interests of other owners or liens on those undivided interests, and the rights of those owners in property they own with us; the pledge of current assets (other than accounts receivable) to secure current liabilities; specified liens related to the issuance of tax-exempt debt instruments for the acquisition or construction of property; the pledge or assignment of accounts receivable or conditional sales contracts in connection with the sale of power so long as, on the date of the sale, no event of default under the Existing Indenture or the Amended Indenture then exists; and some leases and reservations and liens for non-delinquent rent or wages.

The lien of the Existing Indenture or the Amended Indenture also is subject to a lien in favor of the trustee to recover amounts owing to the trustee under the Existing Indenture or the Amended Indenture. In addition, our title to the mortgaged property and the lien of the Existing Indenture or the Amended Indenture are subject to other prior rights and encumbrances which we do not believe adversely affect in any material respect our right to use that property to secure the debt securities.

All of our after-acquired property, other than excepted property, is subject to a lien under the Existing Indenture or the Amended Indenture and further subject to:

•	specified purchase money and pre-existing liens;

•	limitations, in the case of consolidation, merger or sale of substantially all of our assets; and

•	recordation of supplements to the Existing Indenture or the Amended Indenture describing that after-acquired property, in the case of real property.

From and after the Release Date, the debt securities, all other Obligations then still outstanding and any other Obligations thereafter issued under the Indenture will be unsecured general obligations and will rank equally and ratably with all of our other unsecured and unsubordinated obligations subject to some exceptions. On the Release Date, any lien or security interest arising under the Existing Indenture or the Amended Indenture will be released and the trustee is required to take any actions reasonably necessary to confirm or give notice of the release and to evidence the reconveyance, re-assignment and transfer to us of all right, title and interest of the trustee in the collateral.

Credit Enhancer

Under the Indenture, any person that unconditionally agrees to provide any undertaking to pay any Obligations to the extent not paid by us, for example an insurer of a series of Obligations or the issuer of a letter of credit securing the payment when due of the principal of and interest on a series of Obligations, will be considered a holder of those Obligations for purposes of giving any approval or consent with respect to:

•	approving supplemental indentures or other amendments to the Indenture (other than any change which cannot be made without the consent of each holder of an Obligation affected by the change);

•	giving any other approval, consent or notice to effect any waiver;

•	exercising any remedies; and

•	taking any other action that can be taken by the holders of those Obligations.

If that person is in default of performing their undertaking they will not be considered a holder in place of the registered holders of those Obligations.

Release and Substitution of Property Prior to Release Date; Negative Pledge After Release Date

Until the Release Date, provided no event of default exists under the Existing Indenture or the Amended Indenture, property subject to the lien of the Existing Indenture or the Amended Indenture may be released to facilitate the day-to-day operation of our business. Some of these releases may require either:

•
a finding by our management that these releases are desirable in the conduct of our business or will not adversely affect in any material respect the security afforded by the Existing Indenture or the Amended Indenture; or

•	the substitution of bondable additions, the retirement or defeasance of Obligations or the deposit of cash with the trustee, in each case of equivalent value.

In addition, cash deposited with the trustee as a result of the authentication and delivery of Obligations may be withdrawn against 90.91% of bondable additions or retired or defeased Obligations of equivalent value. Cash deposited with the trustee for other purposes, including releases, may be withdrawn against bondable additions or retired or defeased Obligations of equivalent value and may, at our option, be used for the redemption of Obligations prior to their maturity, at their maturity or for the purchase of Obligations. To the extent that any trust moneys deposited with the trustee consist of the proceeds of insurance upon any part of the mortgaged property, those moneys may be withdrawn to reimburse us for costs to repair, rebuild or replace the destroyed or damaged property.

The lien of the Existing Indenture or the Amended Indenture will be released on the Release Date when the Existing Indenture or the Amended Indenture is superseded by the Restated Indenture. Unless we equally and ratably secure all other then-outstanding Obligations, the Restated Indenture will prohibit us from creating or permitting to exist any mortgage, lien, pledge, charge, security interest or other encumbrance (a “security interest”) of any kind on specified properties for the purpose of securing the repayment of borrowed money or any obligation to pay the deferred purchase price for property or services, except for (1) security interests not exceeding the greater of two percent of our total assets and $10,000,000; and (2) security interests arising by operation of law or those in connection with the lease transactions or commodities trading agreements described below. These specified properties on which a security interest cannot be granted without equally and ratably securing the Obligations consist primarily of our real property, fixtures and tangible personal property that we use in whole or major part in connection with our generating facilities, including all electric production, transmission, or distribution facilities, equipment or property and any plant, structure or other facility for the development, production or storage of fuel or rights with respect to the supply of water. The specified properties do not include:

•	cash on hand or in banks (other than moneys deposited with the trustee under the Restated Indenture);

•	the right to bring an action or enforce a judgment;

•	contracts and contract rights;

•	shares of stock, bonds, notes, repurchase agreements and evidences of indebtedness and other securities;

•	patents, trademarks, trade names and other general intangibles;

•	transportation vehicles and movable equipment;

•	all nuclear fuel and all related accessories and supplies used for that fuel;

•	marine equipment and airplanes and all equipment relating thereto;

•	office furniture, equipment and supplies and data processing, accounting and other computer equipment, software and supplies and leases for office purposes;

•	leasehold interests for office purposes;

•	other leases for an original term of less than five years; and

•	timber, oil, gas, coal, ore and other minerals and all electric energy generated.

Under the Restated Indenture, the encumbrances resulting from our existing lease transactions or agreements relating to a future sale and leaseback or lease and leaseback transaction or similar transactions or a commodities trading agreement entered into in the ordinary course of business do not constitute security interests requiring the Obligations to be equally and ratably secured with respect to the assets subject to the transactions.

Depreciation Deposits

Until the first to occur of the Amendment Date or the Release Date, the Existing Indenture requires us, on or before July 1 in each year, since July 1, 1993, to deposit (a “Depreciation Deposit”) with the trustee cash in an amount equal to the excess, if any, obtained by subtracting (to the extent not previously subtracted) the aggregate amount of property that we have acquired since April 30, 1992 that is subject to the lien of the Existing Indenture to the date of the Depreciation Deposit, from our depreciation expense on all property subject to the lien of the Existing Indenture for the immediately preceding calendar year. Depreciation Deposits and other amounts deposited with the trustee may be withdrawn on the basis of bondable additions of property or retirement or defeasance of Obligations. To date, we have not been required to make, and have not made, any Depreciation Deposits. The Amended Indenture and the Restated Indenture will not require us to make any Depreciation Deposits after the Amendment Date or the Release Date.

Limitations on Issuance of Short-Term Debt

Until the first to occur of the Amendment Date or the Release Date, the Existing Indenture prohibits us from incurring or permitting to be outstanding any indebtedness (other than trade payables) with an original maturity of less than one year or which is redeemable at the option of the holder within one year from the date of original issuance, if, after giving effect thereto, the outstanding principal amount of that indebtedness would exceed the greater of $100 million and 15% of our long-term debt and equities determined on a consolidated basis as of the end of the immediately preceding fiscal quarter. Fifteen percent of our long-term debt and equities as of June 30, 2002, was approximately $126 million. The Amended Indenture and the Restated Indenture do not restrict our ability to issue short-term indebtedness.

Limitation on Cash Investments

Until the first to occur of the Amendment Date or the Release Date, the Existing Indenture prohibits us from investing or directing the trustee to invest more than 25% of the aggregate of (1) cash on hand held for working capital purposes, (2) moneys received by the trustee following a release of property from the lien under the Existing Indenture, (3) proceeds from a taking or insurance, or disposition of a portion of the trust estate or as a depreciation deposit, and (4) cash deposited with the trustee as a basis for additional Obligations, other than in:

•	obligations issued by or unconditionally guaranteed by the United States of America or certificates or other evidences of interests in those obligations;

•	securities issued by any agency or instrumentality of the United States of America or any corporation created pursuant to any act of Congress;

•	commercial paper rated in either of the two highest rating categories by a national credit rating agency;

•
demand or time deposits, certificates of deposit and bankers’ acceptances issued or accepted by any bank or trust company having capital surplus and undivided profits aggregating at least $50 million and whose long-term debt is rated in any of the three highest rating categories by a national credit rating agency;

•
repurchase agreements that are secured by a perfected security interest in securities listed in the first two bullets above entered into with a government bond dealer recognized as a primary dealer by the Federal Reserve Bank of New York or any bank described in the preceding bullet;

•	non-convertible debt instruments rated in any of the three highest categories by a national credit rating agency; or

•	any short-term institutional investment fund or account which invests solely in any of the foregoing obligations.

These restrictions on our cash investments will end on the earlier to occur of the Amendment Date or the Release Date.

Book-Entry System; Exchangeability

Unless otherwise stated in any prospectus supplement, we will issue debt securities in book-entry form and the Depository Trust Company (“DTC”) will act as the securities depository for the debt securities. Portions of the following description concerning DTC and DTC’s book-entry system are based on information furnished by DTC. No representation is made as to the accuracy or completeness of this information.

DTC has advised us as follows:

DTC will act as securities depository for each series of the debt securities. Each series of the debt securities will be issued as fully-registered debt securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each series of the debt securities set forth on the front cover of the prospectus supplement, in the aggregate principal amount of such series, and will be deposited with DTC.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of certificates representing the debt securities. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S.

securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

Purchases of the debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of a bond (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

To the extent applicable, redemption notices shall be sent to DTC. If less than all of the debt securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Initial Purchaser, on payable dates in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the debt securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the Initial Purchaser or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Unless otherwise stated in any prospectus supplement, each series of the debt securities will be represented by one or more global securities that we will deposit with DTC or its agent and will settle in DTC’s Same-Day Funds Settlement System and trade in that system in book-entry form until maturity. Therefore, secondary market trading activity for each series of the debt securities will settle in immediately available funds. We will pay principal and interest to DTC in immediately available funds. There can be no assurance as to the effect, if any, that settlement in immediately available funds will have on trading activity in each series of the debt securities.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, physical certificates representing the debt securities are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, the securities certificates will be printed and delivered.

Additional Obligations

The aggregate principal amount of Obligations that may be issued under the Indenture is not limited.

Issuance of Additional Obligations Prior to the Amendment Date and the Release Date

Until the Release Date, additional Obligations, ranking equally and ratably with the existing Obligations, may be issued from time to time against:

•	10/11 (90.91%) of the amount of bondable additions,

•	the aggregate principal amount of retired or defeased Obligations, and

•	deposits of cash with the trustee.

Bondable additions equal the bondable value of all certified property additions (as described immediately below), less the bondable value of all property subject to the lien of the Existing Indenture that is retired after April 30, 1992. Property additions are defined in the Existing Indenture to include specified property chargeable to our fixed plant accounts, subject to the lien of the Existing Indenture, acquired or constructed by us since April 30, 1992 and not subject to pre-existing liens securing indebtedness prior to or on a parity with the lien of the Existing Indenture. For the purpose of calculating the amount of property additions and retirements, the bondable value of property acquired after April 30, 1992, is the lesser of the cost and the fair value of that property (determined as of the time of acquisition); and the bondable value of property acquired on or before April 30, 1992 is the gross book value of that property as of April 30, 1992. The amount of bondable additions available for the issuance of additional Obligations is approximately $86.7 million, plus the bondable value of all property additions (calculated as described above) after December 31, 2001, minus the bondable value of all property subject to the lien of the Indenture that is retired or disposed of after December 31, 2001. As a result, as of December 31, 2001, we could have issued approximately $78.8 million of additional Obligations on the basis of bondable additions.

Until the earlier to occur of the Amendment Date or the Release Date, we cannot issue additional Obligations under the Existing Indenture on the basis of bondable additions or retirement or defeasance of Obligations or the deposit of cash with the trustee unless we also certify that:

•
our margins for interest, calculated as described above, during a consecutive 12-month period within the 18-month period immediately preceding our request for additional Obligations was at least 1.20 times total interest charges during that 12-month period; and

•
the sum of (A) our margins for interest for that 12-month period; (B) the maximum annual interest (making assumptions with respect to variable rate debt) that will accrue on the additional Obligations to be issued; and (C) the maximum annual interest (making assumptions with respect to variable rate debt) on all Obligations and all indebtedness secured by a lien equal or prior to the lien of the Existing Indenture issued since the first day of that 12-month period to and including the date of issuance of such additional Obligations, but only to the extent interest charges on such other Obligations and indebtedness are not included within the computation of margins for interest for that period (net of interest savings during such 12-month period on any Obligations or indebtedness secured by a lien equal to or prior to the lien of the Existing Indenture retired with the proceeds of such additional Obligations) would equal at least 1.15 times the sum of the total interest charges during that 12-month period plus such maximum annual interest as determined pursuant to clause (B) above, plus the maximum annual interest determined pursuant to clause (C) above, minus interest savings during that 12-month period on the retired Obligations or indebtedness secured by a lien equal to or prior to the lien of the Existing Indenture.

See “—Rate Covenant” for a description of the calculation of interest charges and margins for interest under the Existing Indenture.

Issuance of Additional Obligations After Amendment Date but Prior to the Release Date

The Amended Indenture will continue to provide that the issuance of additional Obligations, ranking equally and ratably with the existing Obligations, may be made on the basis of bondable additions, retired or defeased Obligations or deposits of cash with the trustee. The Amended Indenture modifies, however, the certifications required before the issuance of additional Obligations. After the Amendment Date and prior to the Release Date, we must certify only that our margins for interest (calculated as described above under the Amended Indenture and the Restated Indenture) during a consecutive 12-month period within the 18-month period immediately preceding our request for additional Obligations was at least 1.10 times total interest charges (calculated as described above under the Amended Indenture and the Restated Indenture) during that 12-month period. No certification of a forward-looking margins for interest ratio will be required after the Amendment Date.

Issuance of Additional Obligations After the Release Date

Beginning on the Release Date, we may issue additional Obligations under the Restated Indenture, ranking equally and ratably with the debt securities and all other Obligations then outstanding under the Restated Indenture from time to time as authorized by the board of directors. The additional Obligations that we may issue may contain provisions for, among other things, optional redemption, prepayment, amortization of principal, and covenants and events of default that differ from the terms of the debt securities.

The aggregate principal amount of additional Obligations which may be authenticated and delivered and outstanding under the Restated Indenture is not otherwise limited, except as provided in the provisions of any supplemental indenture creating any series of Obligations and except as may be limited by law. The Restated Indenture does not otherwise restrict us from issuing additional or other indebtedness under another instrument.

Limitation on Distributions to Members

The Existing Indenture prohibits us from making any distribution, including a dividend or payment or retirement of patronage capital, to our members if we are in default under the Existing Indenture. Otherwise, we are permitted to make a distribution to our members if, after the distribution (1) our aggregate margins and equities as of the end of the most recent fiscal quarter would be equal to or greater than 20% of our total long-term debt and equities and the aggregate amount of all distributions after the date on which our aggregate margins and equities first reached 20% of total long-term debt and equities does not exceed 35% of our aggregate net margins earned after that date; or (2) our aggregate margins and equities as of the end of the most recent fiscal quarter would be equal to or greater than 30% of our total long-term debt and equities. Under current accounting requirements, our equities consist of our patronage capital and accumulated other comprehensive income. Accumulated other comprehensive income consists of the change in the market value of our investments. At June 30, 2002, we could have distributed $9.1 million to our members under this formula.

After the Amendment Date or the Release Date, we may not make any distribution, including a dividend or payment or retirement of patronage capital, to our members if an event of default exists under the Amended Indenture or the Restated Indenture. Otherwise, we will be permitted to make a distribution to our members if (1) after the distribution, our patronage capital as of the end of the most recent fiscal quarter would be equal to or greater than 20% of our total long-term debt and patronage capital, or (2) all of our distributions for the year in which the distribution is to be made do not exceed 5% of our patronage capital as of the end of the most recent fiscal year. For this purpose, patronage capital and total long-term debt and patronage capital do not include any earnings retained in any of our subsidiaries or affiliates or the debt of any subsidiary or affiliate.

Events of Default and Remedies

Events of default under the Indenture consist of:

•
failure to pay principal of or premium, if any, on any Obligation when due (and after the Release Date, subject to any applicable grace period set forth in the Obligation or supplemental indenture under which the Obligation is issued);

•
failure to pay any interest on any Obligation when due, continued beyond any applicable grace period (the duration of which, unless, after the Release Date, specified otherwise in the Obligation, is 45 days);

•
any other breach by us of any of our warranties or covenants contained in the Indenture, continued for 45 days after written notice from the trustee or the holders of at least 10% in principal amount of the outstanding Obligations;

•
prior to the Amendment Date or the Release Date, failure to pay when due any portion of the principal of, or acceleration of, any other indebtedness for money borrowed in excess of $5 million if that indebtedness is not discharged within any applicable grace period or the acceleration is not rescinded or annulled;

•
on or after the Amendment Date or the Release Date, failure to pay when due (other than amounts due on acceleration) any portion of the principal of any indebtedness for money borrowed (other than pursuant to the Amended Indenture or the Restated Indenture), which failure resulted in the indebtedness becoming due or being declared due and payable prior to the date on which it would otherwise have become due and payable, in an aggregate amount in excess of $10 million unless that indebtedness is discharged or the acceleration rescinded or annulled within 10 days after the acceleration;

•
a judgment against us in excess of $5 million ($10 million after the Amendment Date or the Release Date) which remains unsatisfied or unstayed for 45 days after either entry of judgment or termination of a stay, and the judgment remains unstayed or unsatisfied for a period of ten days after notice thereof from the trustee or the holders of at least 10% in principal amount of the outstanding Obligations; or

•	other proceedings in bankruptcy, receivership, insolvency, liquidation or reorganization.

Subject to the provisions of the Indenture relating to the duties of the trustee if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless those holders will have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to these provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding Obligations will have the right to require the trustee to proceed to enforce the Indenture and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee except that, so long as not in default with respect to its credit enhancement for any Obligations, a credit enhancer for, and not the actual holders of, those Obligations will be deemed to be the holder of those Obligations for purposes of, among other things, taking action in connection with the remedies set forth in the Indenture. In the event that the debt securities are insured by a credit enhancer, generally, the insurer and not the actual holders of the debt securities will have the right to exercise any remedies that would otherwise be exercisable by the holders of the debt securities under the Indenture.

If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Obligations may accelerate the maturity of all Obligations. However, after the acceleration, but before sale of any of the trust estate or a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Obligations may, under some circumstances, rescind the acceleration if, among other things, all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.

No holder of any Obligation will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (1) the holder previously has given to the trustee written notice of a continuing event of default, (2) the holders of at least 25% in aggregate principal amount of the outstanding Obligations have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, (3) the trustee for 60 days after its receipt of such notice, request and indemnity has failed to institute any such proceeding, and (4) the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Obligations a direction inconsistent with that request. However, the limitations on the holders’ rights to institute proceedings do not apply to a suit instituted by a holder of an Obligation for the enforcement of payment of the principal of and premium, if any, or interest on such Obligation on or after the respective due date stated therein. If an event of default affects the holders of one or more series of debt securities only, any action previously described that requires the approval of holders of Obligations can be taken by the holders of such respective series alone in the same percentage.

The Indenture provides that the trustee, within 90 days after the occurrence of an event of default (but at least 60 days after the occurrence of some specified events of default), will give to the holders of Obligations notice of all uncured defaults known to it, except that in the case of a default in the payment of principal of, premium (if any), sinking fund payment or interest on any Obligations, the trustee will be protected in withholding that notice if it in good faith determines that the withholding of that notice is in the interest of the holders of the Obligations.

The Indenture provides that if an event of default has occurred and is continuing, the trustee will exercise its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

If an event of default occurs and is continuing prior to the Release Date, the trustee may sell the mortgaged property, in either judicial or nonjudicial proceedings. The proceeds from disposition of the mortgaged property prior to the Release Date will be applied as follows: (1) to the payment of all amounts due the trustee; (2) if all Obligations have become due and payable, to the payment of outstanding Obligations without preference or priority between interest or principal or among Obligations; and (3) if any principal has not become due and payable, then first to interest installments in the order of their maturity and second to principal or redemption price. After the Release Date, moneys collected by the trustee following an event of default will be applied in the same manner.

Prior to the date the trustee obtains a judgment for the payment of money due, the holders of at least a majority in principal amount of the outstanding Obligations, by written notice to the trustee, may waive any past defaults, except a default in payment of the principal or interest on any Obligation, or in respect of any covenant or provision that by its terms cannot be modified or amended without the consent of the holder of each Obligation affected. Upon any such waiver, the default will cease to exist and any event of default arising therefrom will be deemed cured.

The Indenture requires us to deliver to the trustee, within 120 days after the end of each fiscal year, a written statement as to our compliance (determined without regard to any grace period or notice requirement) with all conditions and covenants under the Indenture. In addition, we are required to deliver to the trustee, promptly after any of our officers may be reasonably deemed to have knowledge of a default under the Indenture, a written notice specifying the nature and duration of the default and the action we are taking and propose to take with respect thereto.

Amendments and Supplemental Indentures

Without the Consent of Holders

Without the consent of the holders of any Obligations, we and the trustee may from time to time enter into one or more supplemental indentures:

•
to add to the conditions, limitations and restrictions on the authorized amount, terms or purposes of the issue, authentication and delivery of Obligations or of any series of Obligations under the Indenture;

•	to create any new series of Obligations;

•	to evidence the succession of another corporation and the assumption by that successor of our covenants;

•	to add to our covenants or to surrender any of our rights or powers;

•
to modify or eliminate any of the terms of the Indenture; but if any modification or elimination made in a supplemental indenture would adversely affect or diminish the rights of the holders of any Obligations then outstanding against us or our property, the supplemental indenture must state that any of these modifications or eliminations will become effective only when there is no Obligation of any series created prior to the execution of that supplemental indenture (subject to the trustee’s discretion, it may decline to enter into a supplemental indenture which, in its opinion, may not afford adequate protection to the trustee when that supplemental indenture becomes operative);

•
to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision or to make any other provisions, with respect to matters or questions arising under the Indenture, which is not inconsistent with the provisions of the Indenture, provided that this action will not adversely affect the interests of the holders of the Obligations in any material respect;

•	to evidence the succession of another trustee or the appointment of a co-trustee or separate trustee;

•	to add or change any provision of the Indenture to the extent necessary to permit or facilitate the issuance of Obligations in bearer or book-entry form;

•
to modify, eliminate or add to the provisions of the Indenture to the extent necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, or under any similar federal statute hereafter enacted; or

•	to make any other change in the Indenture that, in the reasonable judgment of the trustee, will not materially and adversely affect the rights of holders of Obligations.

Prior to the Release Date, we and the trustee may also enter into one or more supplemental indentures, without the consent of holders of Obligations, to correct or amplify the description of any property at any time subject to the lien of the Existing Indenture, to confirm property subject or required to be subjected to the lien of the Indenture, or to subject additional property to the lien of the Existing Indenture.

Unless explicitly included in the list of matters for which consent of all of the holders effected thereby is required prior to entering into a supplemental indenture above, effective from and after the earlier to occur of the

Amendment Date or the Release Date, any supplemental indenture will be presumed not to materially adversely affect the rights of holders if:

•
the Amended Indenture or the Restated Indenture, as supplemented, provides equally and ratably for the payment of principal of (and premium, if any) and interest on the outstanding Obligations remaining outstanding; and

•
we furnish to the trustee written evidence from two nationally recognized rating agencies rating the Obligations that their respective ratings of the outstanding Obligations (or other obligations primarily secured by outstanding Obligations) not subject to credit enhancement will not be withdrawn or reduced.

With the Consent of Holders

With the consent of the holders of not less than a majority in principal amount of the Obligations of all series then outstanding affected by a supplemental indenture, we and the trustee may enter into one or more supplemental indentures to add, change or eliminate any of the provisions of the Indenture or modify the rights of the holders of Obligations, but no such supplemental indenture will, without the consent of the holder of each outstanding Obligation affected thereby:

•
change the stated maturity (the date specified in each Obligation as the fixed date on which the principal of the Obligation or an installment of interest on the Obligation is due and payable) of or reduce the principal of, or any installment of interest on, any Obligation, or any premium payable upon the redemption thereof, or change any place of payment (the city or political subdivision thereof in which we are required by the Indenture to maintain an office or agency for payment of the principal of or interest on the Obligations) where any Obligation, or the interest on the Obligation is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the Obligation (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding Obligations the consent of the holders of which is required for various purposes;

•
modify what constitutes an outstanding Obligation, modify the Indenture in a manner as to affect the rights of the holders to the benefits of the sinking fund or modify other provisions of the Indenture;

•	on or after the earlier to occur of the Amendment Date or the Release Date, modify the Indenture as to the application of moneys received by the trustee; or

•
permit (prior to the Release Date) the creation of any lien ranking prior to or on a parity with the lien of the Existing Indenture or the Amended Indenture with respect to any of the mortgaged property except as otherwise permitted.

See “—Credit Enhancer” for a description of instances pursuant to which an insurer of our Obligations will be considered a holder of our Obligations.

Consolidation, Merger, Conveyance or Transfer

Under the Existing Indenture and the Amended Indenture, we have agreed not to consolidate with or merge into any other entity or convey or transfer substantially all of our property and assets to any entity, unless:

•
the consolidation, merger, conveyance or transfer is on terms that fully preserve the lien and security under the Existing Indenture and the Amended Indenture and the rights and powers of the trustee and the holders of the Obligations;

•
the entity formed by the consolidation or merger or the entity acquiring all or substantially all of our property is an entity organized and validly existing under the laws of the United States of America or any state;

•
we execute and deliver to the trustee a supplemental indenture in form recordable and satisfactory to the trustee, meeting the relevant requirements under the Existing Indenture and the Amended Indenture and containing (1) an assumption by the successor of the due and punctual payment of the principal of (and premium, if any) and interest on all the Obligations and the performance and observance of every covenant and condition of the Existing Indenture and the Amended Indenture to be performed or observed by us, and (2) a grant, conveyance, transfer and mortgage complying with the relevant provisions under the Existing Indenture and the Amended Indenture;

•	immediately after giving effect to the transaction, no event of default under the Existing Indenture or the Amended Indenture will exist; and

•
we deliver to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the terms of the Existing Indenture and the Amended Indenture.

Under the Restated Indenture, we have agreed not to consolidate with or merge into any other entity or convey or transfer substantially all of our property and assets to any entity, unless:

•
the entity formed by that consolidation or merger or the entity which acquires all or substantially all of our properties and assets is organized and validly existing under the laws of the United States of America or any state;

•
the entity executes and delivers to the trustee a supplemental indenture in form satisfactory to the trustee containing an assumption by the successor entity of the due and punctual payment of the principal of (and premium, if any) and interest on all the Obligations and the performance and observance of every covenant and condition of the Restated Indenture to be performed or observed by us;

•	immediately after giving effect to these transactions, no event of default exists under the Restated Indenture; and

•
we deliver to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, conveyance or transfer and supplemental indenture comply with the relevant terms of the Restated Indenture.

Defeasance

The Indenture provides that Obligations of any series, or any maturity within a series, will be deemed to have been paid and (subject to receipt of required rulings or opinions relating to tax matters) our obligations to the holders of those Obligations will be discharged, if we deposit with the trustee or paying agent cash or defeasance securities maturing as to principal and interest in such amounts and at such times as are sufficient to pay when due the principal or (if applicable) redemption price and interest due and to become due on those Obligations. Permitted defeasance securities include debt instruments or other obligations the principal and interest on which constitute direct obligations of, or are unconditionally guaranteed by, the United States and, after the Amendment Date or the Release Date, some “AAA”-rated, pre-refunded municipal debt securities, and, in both cases, certificates of interest or participation in any such obligations, or in specified portions thereof.

Trustee, Paying Agent

The trustee and paying agent under the Indenture is SunTrust Bank, as successor to Crestar Bank.

Reports

As long as the Indenture is required to be qualified under the Trust Indenture Act, we are obligated to file with the trustee copies of the annual reports and of the information, documents and other reports which we may be required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934, as amended. We are obligated to make these filings with the trustee within 15 days after we are required to file them with the SEC. We intend to continue filing periodic reports with the Securities and Exchange Commission for so long as any publicly held debt securities remain outstanding.

PLAN OF DISTRIBUTION

We may sell the debt securities through underwriters or agents or directly to one or more purchasers. Any underwriter or agent involved in the offer and sale of the debt securities will be named in the related prospectus supplement. If we sell debt securities directly, no underwriters or agents would be involved.

Underwriters or agents may offer and sell the debt securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the debt securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive compensation in the form of discounts, concessions or commissions from other underwriters or commissions from the purchasers for whom they may act as agent.

The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities for public offering and sale may make a market in those debt securities, but these underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

We may have agreements with the underwriters or agents to indemnify them against or provide contribution toward certain civil liabilities, including liabilities under the Securities Act.

In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, the underwriters or agents may overallot in connection with the offering, creating short positions in the debt securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the debt securities, the underwriters or agents may bid for and purchase the debt securities in the open market. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters and agents are not required to engage in these activities and may end any of the activities at any time.

In addition, some underwriters or agents and their affiliates may engage in transactions with, lend money to and perform services for us in the ordinary course of their businesses.

LEGAL OPINIONS

LeClair Ryan, a Professional Corporation, and Orrick, Herrington & Sutcliffe LLP will pass upon the legality of the debt securities for us.

EXPERTS

The consolidated financial statements of Old Dominion Electric Cooperative as of and for the years ended December 31, 2001 and 2000 appearing in Old Dominion Electric Cooperative’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 1999 incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

I.    Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth an itemized list of the costs and expenses, other than underwriting discounts and commissions to be paid by Old Dominion, in connection with the issuance of the debt securities. All amounts shown are estimates except for the registration fee.

SEC registration fee	$66,240
Blue sky fees and expenses	30,000
Printing and engraving expenses	175,000
Legal fees and expenses	1,500,000
Credit enhancement insurance	5,000,000
Accounting fees and expenses	400,000
Trustee fees	6,000
Rating agency fees	450,000
Recording taxes	432,000
Miscellaneous expenses	100,000

Total	$8,159,240

II.    Item 15.    Indemnification of Officers and Directors

Pursuant to Article 8 of our Amended and Restated Articles of Incorporation we will indemnify our officers and directors for all costs and expenses in connection with the defense of any action, suit or proceeding in which such officer or director may be a party as a result of conduct performed within the scope of his or her duties. We will not, however, indemnify an officer or director in relation to a matter in which such officer or director shall be finally adjudicated in an action, suit or proceeding to have acted negligently or with misconduct in the performance of his or her duty.

In addition, Article 10.01 of our Bylaws requires that we indemnify and defend an officer or director who is a party, or threatened to be made a party, to a civil, criminal or administrative proceeding, including for expenses, including attorneys’ fees, judgments, fines and settlements, actually and reasonably incurred. An officer or director will only receive such indemnification if the acts complained of were in the scope of such officer’s or director’s duties. We may pay the expenses incurred by any director or officer entitled to indemnification in defending a civil or criminal action, suit or proceeding in advance of the final disposition of any such action, suit or proceeding, if we receive an undertaking from such officer or director that such officer or director will repay such amount if it is ultimately determined that such officer or director is not entitled to be indemnified by us as authorized by law.

III.    Item 16.    Exhibits

Listed below are the exhibits which are filed as part of this Registration Statement:

Exhibit Number	Description

1.1	Form of Underwriting Agreement between the Registrant and J.P. Morgan Securities Inc., as Representative (to be filed by amendment).

*4.1
Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.1 to the Registrant’s Form 10-K for the year ended December 31, 1992, File No. 33-46795, filed on March 30, 1993).

Exhibit Number	Description

*4.2
First Supplemental Indenture, dated as of August 1, 1992, to the Indenture of Mortgage and Deed of
Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.22 to the Registrant’s Form 10-K for the year ended December 31, 1992, File No. 33-46795, filed on March 30, 1993).

*4.3
Second Supplemental Indenture, dated as of December 1, 1992, to the Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.24 to the Registrant’s Form 10-K for the year ended December 31, 1992, File No. 33-46795, filed on March 30, 1993).

*4.4
Third Supplemental Indenture, dated as of May 1, 1993, to the Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 1993, File No. 33-46795, filed on August 10, 1993).

*4.5
Fourth Supplemental Indenture, dated as of December 15, 1994, to the Indenture of Mortgage and Deed of Trust dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.5 to the Registrant’s Form 10-K for the year ended December 31, 1996, File No. 33-46795, on March 20, 1997).

*4.6
Fifth Supplemental Indenture, dated as of February 29, 1996, to the Indenture of Mortgage and Deed of Trust dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.6 to the Registrant’s Form 10-K for the year ended December 31, 1996, File No. 33-46795, on March 20, 1997).

*4.7
Sixth Supplemental Indenture, dated as of November 28, 1997, to the Indenture of Mortgage and Deed of Trust dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.7 to the Registrant’s Form 10-K for the year ended December 31, 1998, File No. 33-46795, on March 25, 1999).

*4.8
Seventh Supplemental Indenture, dated as of November 1, 1998, to the Indenture of Mortgage and Deed of Trust dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.8 to the Registrant’s Form 10-K for the year ended December 31, 1998, File No. 33-46795, on March 25, 1999).

*4.9
Eighth Supplemental Indenture, dated as of November 30, 1998, to the Indenture of Mortgage and Deed of Trust dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.9 to the Registrant’s Form 10-K for the year ended December 31, 1998, File No. 33-46795, on March 25, 1999).

*4.10
Ninth Supplemental Indenture, dated as of November 1, 1999, to the Indenture of Mortgage and Deed of Trust dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as Trustee (filed as exhibit 4.10 to the Registrant’s Form 10-K for the year ended December 31, 1999, File No. 33-46795, on March 22, 2000).

*4.11
Tenth Supplemental Indenture, dated as of November 1, 2000, to the Indenture of Mortgage and Deed of Trust dated as of May 1, 1992, between Old Dominion Electric Cooperative and Suntrust Bank (formerly Crestar Bank), as Trustee (filed as exhibit 4.11 to the Registrant’s Form 10-K for the year ended December 31, 2000, File No. 33-46795, on March 19, 2001).

*4.12
Eleventh Supplemental Indenture, dated as of September 1, 2001, to the Indenture of Mortgage and
Deed of Trust dated as of May 1, 1992, between Old Dominion Electric Cooperative and SunTrust Bank (formerly Crestar Bank), as Trustee (filed as exhibit 4.1 to the Registrant’s Form 10-Q/A for the quarter ended September 30, 2001, File No. 33-46795, filed on November 20, 2001).

Exhibit Number	Description

*4.13
Twelfth Supplemental Indenture, dated as of November 1, 2001, to the Indenture of Mortgage and Deed of Trust dated as of May 1, 1992, between Old Dominion Electric Cooperative and SunTrust Bank (formerly Crestar Bank), as Trustee (filed as exhibit 4.12 to the Registrant’s Form 10-K for the year ended December 31, 2001, File No. 33-46795, filed on April 1, 2002).

4.14
Thirteenth Supplemental Indenture to the Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and SunTrust Bank (formerly Crestar Bank), as Trustee (to be filed by amendment).

4.15
Fourteenth Supplemental Indenture to the Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and SunTrust Bank (formerly Crestar Bank), as Trustee (to be filed by amendment).

*4.16
Amended and Restated Indenture, dated as of September 1, 2001, between Old Dominion Electric Cooperative and SunTrust Bank, as Trustee (filed as exhibit 4.2 to Registrant’s Form 10-Q/A for the quarter ended September 30, 2001, File No. 33-46795, filed on November 20, 2001).

4.17	Form of 2002 Series B Bond (to be filed by amendment).

4.18	Form of 2002 Series C Bond (to be filed by amendment).

5	Opinion of LeClair Ryan, a Professional Corporation.

12.1	Old Dominion Electric Cooperative Computation of Ratio of Earnings to Fixed Charges and Other Ratios.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of LeClair Ryan, a Professional Corporation (included in their opinion filed as Exhibit 5).

24	Powers of Attorney (included on the signature page of this Registration Statement).

25	Form T-1, Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of SunTrust Bank, as Trustee.

*	Incorporated by reference herein.

IV.    Item 17.    Undertakings

Old Dominion Electric Cooperative hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated in this registration statement by reference;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated in this registration statement by reference;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment and each filing of the registrant’s annual report pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Henrico, Commonwealth of Virginia, on the 16th day of October, 2002.

OLD DOMINION ELECTRIC COOPERATIVE

By:	/s/ DANIEL M. WALKER
Daniel M. Walker Senior Vice President of Accounting and Finance

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jackson E. Reasor, Daniel M. Walker, Konstantinos N. Kappatos and Gregory W. White, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JACKSON E. REASOR Jackson E. Reasor	President and Chief Executive Officer (principal executive officer)	October 15, 2002

/s/ DANIEL M. WALKER Daniel M. Walker	Senior Vice President of Accounting and Finance (principal financial and accounting officer)	October 15, 2002

/s/ KONSTANTINOS N. KAPPATOS Konstantinos N. Kappatos	Senior Vice President of Power Supply Planning	October 15, 2002

/s/ GREGORY W. WHITE Gregory W. White	Senior Vice President of Engineering and Operations	October 15, 2002

/s/ WILLIAM M. ALPHIN William M. Alphin	Class A Director	October 15, 2002

/s/ E. PAUL BIENVENUE E. Paul Bienvenue	Class A Director	October 14, 2002

/s/ JOHN E. BONFADINI John E. Bonfadini	Class A Director	October 12, 2002

/s/ DICK D. BOWMAN Dick D. Bowman	Class A Director	October 14, 2002

/s/ M. JOHNSON BOWMAN M. Johnson Bowman	Class A Director	October 14, 2002

/s/ M DALE BRADSHAW M Dale Bradshaw	Class A Director	October 15, 2002

/s/ VERNON N. BRINKLEY Vernon N. Brinkley	Class A and Class B Director	October 15, 2002

Signature	Title	Date

/s/ CALVIN P. CARTER Calvin P. Carter	Class A Director	October 16, 2002

/S/ GLENN F. CHAPPELL Glenn F. Chappell	Class A Director	October 15, 2002

/s/ CARL R. EASON Carl R. Eason	Class A Director	October 15, 2002

/s/ STANLEY C. FEUERBERG Stanley C. Feuerberg	Class A Director	October 15, 2002

/s/ HUNTER R. GREENLAW, JR. Hunter R. Greenlaw, Jr.	Class A Director	October 14, 2002

/s/ BRUCE A. HENRY Bruce A. Henry	Class A Director	October 14, 2002

/s/ FREDERICK L. HUBBARD Frederick L. Hubbard	Class A Director	October 14, 2002

/s/ DAVID J. JONES David J. Jones	Class A Director	October 14, 2002

/s/ HUGH M. LANDES Hugh M. Landes	Class A Director	October 15, 2002

/s/ WILLIAM M. LEECH, JR. William M. Leech, Jr.	Class A Director	October 14, 2002

/s/ M. LARRY LONGSHORE M. Larry Longshore	Class A Director	October 11, 2002

/s/ JAMES M. REYNOLDS James M. Reynolds	Class A Director	October 14, 2002

/s/ CHARLES R. RICE, JR. Charles R. Rice, Jr.	Class A Director	October 14, 2002

Philip B. Tankard	Class A Director	, 2002

/s/ CECIL E. VIVERETTE, JR. Cecil E. Viverette, Jr.	Class A Director	October 11, 2002

/s/ CARL R. WIDDOWSON Carl R. Widdowson	Class A Director	October 14, 2002

/s/ C. DOUGLAS WINE C. Douglas Wine	Class A Director	October 11, 2002